EXHIBIT 99.1

Motorola’s Mike Zafirovski Elected to Boeing Board of Directors

CHICAGO, Oct. 25, 2004 – The Boeing Company [NYSE: BA] today announced that Mike S. Zafirovski, president and chief operating officer of Motorola, Inc., (NYSE: MOT) has been elected to the company’s board of directors, effective immediately.

“Mike’s strong financial and operational background, international experience, and impressive record of community involvement make him an excellent addition to our board,” said Boeing President and Chief Executive Officer Harry C. Stonecipher.

Zafirovski joined Motorola in June of 2000 as president and CEO of the Personal Communications Sector (wireless handsets, related-software and consumer two-way radio). He was promoted to his current position in July of 2002.

Prior to joining Motorola, Zafirovski had a 24-year career at the General Electric Company, including 14 years at GE Capital where he served as president and CEO of four of its businesses (autos, commercial leasing, mortgage services and insurance). In 1999 he became president and CEO of GE Lighting, reporting to the company’s chairman and CEO.

Zafirovski holds a Bachelor of Arts degree in mathematics from Edinboro University in Pennsylvania, and an honorary doctorate degree in public service awarded to him by the same university in 2002. He also received the Ellis Island Medal of Honor in 2003. A native of Macedonia, Zafirovski and his wife Robin have three sons.

Chicago-based Boeing is the world’s largest aerospace company, with customers in 145 countries and suppliers and partners around the world. It is the global leader in commercial jetliners, military aircraft, satellites, launch services, human space flight, missile defense, moving-platform connectivity, and network-centric solutions for defense and homeland security.

# # #

C2085

Contact:

Tim Neale, 312-544-2002